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                                                                     Exhibit 1.1

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The Stock Exchange of Hong Kong Limited takes no responsibility for the contents of this announcement, makes no representation as to its accuracy or completeness and expressly disclaims any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this announcement.

                   CHINA EASTERN AIRLINES CORPORATION LIMITED
 (a joint stock limited company incorporated in the People's Republic of China with limited liability)

                                  ANNOUNCEMENT
                             RESUMPTION OF TRADING

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    At the request of the Company, trading of its H shares on the Hong Kong
    Stock Exchange has, since 10:00 a.m. on 25th June, 2003, been suspended, and is expected to resume at 9:30 a.m. on 26th June, 2003.
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The board of directors of China Eastern Airlines Corporation Limited (the
"COMPANY") hereby announces that the A shares of the Company were suspended from trading on the Shanghai Stock Exchange on 25th June, 2003 pending the issue and release of an announcement by the Company regarding its operating results for the second quarter of 2003. In this connection, the Company, on 25th June, 2003, requested that trading of its H shares on The Stock Exchange of Hong Kong Limited (the "HONG KONG STOCK EXCHANGE") be suspended with effect from
10:00 a.m. on 25th June, 2003 until the release of this announcement.

Further to the profit warning statement made by the Company in respect of any adverse effect as may result from the outbreak of atypical pneumonia on the Company during the first six-month period of 2003 (which statement was contained in the Company's 2003 first quarterly report dated 29th April, 2003), the board of the Company's directors hereby announces the operating results of the Company for the period from 1st April, 2003 to 24th June, 2003.

Statistics indicate that the Company's average daily passenger yields for the three months of April, May and June, 2003 were approximately 35.93 million, 9.20 million and 19.42 million passenger-kilometers, respectively, representing a decrease of approximately 34.98%, 81.97% and 62.29%, respectively, when compared to those for the corresponding periods in 2002. Statistics further show that the numbers of passengers carried by the Company's aircraft were, on a daily average, approximately 24,800, 5,240 and 15,360, respectively, for the three months of April, May and June, 2003, representing a decrease of approximately 29.64%, 83.87% and 40.59%, respectively, when compared to those for the corresponding periods in 2002. The number of passengers carried by the Company's aircraft on 24th June, 2003 reached 21,766, representing a decrease of approximately 15.80% when compared to the number of passengers carried, on a daily average, by the Company's aircraft during the month of June, 2002. Indications are that the effect of atypical pneumonia appears to have been brought under control and that the Company's business performance has, as a result, been recuperating. The Company's directors predict that the Company, as stated in its 2003 first quarterly report, may continue to pose a loss for the second quarter of 2003. However, based on the information currently available to the Company, its directors are not in a position to assess the precise extent of any impact on the Company's financial performance as may result from the condition of atypical pneumonia for the second quarter of 2003. Investors should note that further details regarding the Company's business operations and financial performance during the first six-month period of 2003 are expected to be disclosed in the Company's 2003 interim results' announcement, which is currently intended to be issued in late August, 2003.

Trading of the A shares of the Company on the Shanghai Stock Exchange is expected to resume on 26th June, 2003, and application has been made to the Hong Kong Stock Exchange to resume trading of the Company's H shares from 9:30 a.m. on 26th June, 2003.

                                   By Order of the board of directors of
                                           CHINA EASTERN AIRLINES
                                             CORPORATION LIMITED
                                                 LUO ZHUPING
                                              Company Secretary

Shanghai, the People's Republic of China
25th June, 2003

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